EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-07959, No. 333-42161, No. 333-59305, No. 333-72531, No. 333-52482, No. 333-122491, No. 333-114465 and No. 333-136370) and the Registration Statements on Form S-3 (No. 333-107286, No. 333-35343, No. 333-33997, No. 333-71053, No. 333-52474, No. 333-90960, No. 333-126710, No. 333-114140 and No. 333-133598) of Endologix, Inc. of our report dated March 8, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Orange County, California
March 12, 2007